2008 Teamshare

TEAMSHARE is Dollar General’s annual incentive program designed to encourage high performance, while rewarding employees for his/her contribution to the Company’s success.  It’s called TEAMSHARE because it requires teamwork...our goals can only be met through the effort of every employee.  Strive for excellence in 2008!

Your 2008 TEAMSHARE Plan

Fiscal Year-end EBITDA	Bonus Level	Your Bonus
$__________	200%* (Previous Maximum)	___%
$__________	Target (100%)	___%
$__________	Threshold (50%)	___%
*For every 1% EBITDA increase over $_____ million, employees will be eligible to receive an additional opportunity with no maximum.

How Does it Work?

Your TEAMSHARE bonus is based on the Company’s total EBITDA for the fiscal year.  That means if Dollar General’s year-end EBITDA is $__________, you will receive a threshold TEAMSHARE bonus.  If the year-end EBITDA is $__________, you will receive a target TEAMSHARE bonus.  Payout for EBITDA performance between “levels” and above “Maximum” will be prorated.

You can calculate your target bonus using the following formula:

(Base Pay x Target Bonus Percent x mos. of service)
12 months

Please refer to program guidelines (on back of page) for more details.

What is EBITDA?

EBITDA is Earnings Before Interest, Taxes, Depreciation, and Amortization and is a financial indicator used to evaluate a Company’s performance.  It is a reflection of a Company’s underlying cash earnings without the effects of previous expenditures (depreciation), financing decisions (interest), accounting phenomena (amortization) and taxes.

Unusual, non-recurring expenditures may be excluded from EBITDA as determined by the Compensation Committee of the Board of Directors.

Plan information is proprietary and confidential.  Employees are reminded that they may not disclose Plan information relating to the Company’s financial goals or performance.

TEAMSHARE GUIDELINES

ELIGIBILITY

To receive a 2008 Teamshare bonus, an employee must meet each of the following criteria:

1.

Be an active regular, full-time or part-time Store Support or DC employee during fiscal 2008.

2.

Be employed with Dollar General through the end of the bonus period and on the date of bonus payout.*

3.

Must have received a year-end performance rating of “Good” or better.  Employees rated “Unsatisfactory” are ineligible.  Employees rated “Needs Improvement” are eligible at the discretion of his/her management.

*Unless otherwise required by state law.

BONUS PRORATION

Bonuses are prorated based on the number of months an employee is actively employed in an eligible position during FY2008.  An employee must be hired/rehired and in active status on or before the 15th of the month to receive credit for the month.

Example:

•

Jane Doe was hired on June 20, 2008

•

The majority of the month has passed; Jane will not receive credit for June

•

Jane will receive credit for July, 2008 – January, 2009 & will receive a prorated bonus for 7 months.

Employees on leave (including intermittent or reduced schedule leave) are eligible for a prorated bonus based on the number of months worked during the fiscal year provided employment has not been terminated before the end of the bonus period and the date of bonus payment, unless otherwise required by law.

REHIRED EMPLOYEES

Employees who leave the Company and are rehired during the same fiscal year will be bonus eligible from the date of rehire unless rehired within 30 days from the date of termination.  Service will be bridged for persons who are away from the Company less than 30 days.  Persons who are rehired after 30 days forfeit any bonus amount earned during the fiscal year prior to termination.

TRANSFERS/PROMOTIONS BETWEEN BONUS PLANS

Employees who also worked in a retail position during the fiscal year are eligible for a prorated bonus from each bonus plan.  Note: Eligibility requirements must be met in each respective plan to receive a bonus from that plan.  Bonuses are prorated based on the number of months employed during the fiscal year.

Dollar General reserves the right to adjust, amend or suspend the Teamshare program at any time, including, but not limited to, unforeseen events.

Example: • Store Manager from Feb 2, 2008 – June 12, 2008 = 4/12 Store bonus plan • Store Support employee from June 13, 2008 – Jan 30, 2009 = 8/12 Store Support bonus plan

BONUS PAYOUT

To allow time for accounting and administrative handling, bonuses will be paid as soon as administratively possible, but no later than April 15, 2009.

The IRS considers payments such as Teamshare as supplemental wages.  In accordance with IRS guidelines, Dollar General will withhold federal income taxes at the supplemental rate (currently established at 25%).  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes.  Voluntary deductions (e.g. health insurance, 401k, etc. will not be deducted from this amount.  Where required by law, specific garnishments (eg. child support) may be deducted, as appropriate, from this amount.

Dollar General reserves the right to adjust, amend or suspend the Teamshare program at any time, including, but not limited to, unforeseen events.